Exhibit 99.1

AWBC – 2009 Q3 Results

October 29, 2009

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES THIRD QUARTER

2009 FINANCIAL RESULTS

SPOKANE, WASHINGTON - AmericanWest Bancorporation (NASDAQ: AWBC) today announced third quarter financial results which included the following:

•

Total balance sheet liquidity increased significantly to $252 million of liquid assets at September 30, 2009, comprised of cash, cash equivalents and securities, as compared to $167 million at June 30, 2009 and $132 million at year end 2008.

•	Loans ended the quarter at $1.37 billion, a reduction of $103 million, or 7%, from June 30, 2009 and a reduction of $253 million, or 16%, over the past year.

•	Total deposits remained stable at $1.55 billion at September 30, 2009 as compared to $1.52 billion at June 30, 2009.

•	Net interest margin was 3.54% for the third quarter of 2009 as compared to 3.35% for the second quarter of 2009 and 3.89% in the third quarter of 2008.

•	Provision for loan losses was $9.0 million for the third quarter of 2009 as compared to $11.8 million for the second quarter of 2009 and $27.7 million for the third quarter of 2008.

•

Net charge-offs for the third quarter of $8.7 million (2.40% of total loans) as compared to $19.8 million (5.15%) for the second quarter of 2009 and $22.8 million (5.15%) for the third quarter of 2008.

•	Non-performing assets remained stable at $156.4 million at September 30, 2009 as compared to $157.5 million at June 30, 2009.

•	Mortgage banking revenue decreased $2.2 million, or 71%, as compared to the second quarter of 2009 and $142 thousand, or 13%, as compared to the third quarter of 2008.

•

Goodwill impairment charge of $18.9 million was recorded in the third quarter 2009, based on annual impairment testing results, as compared to $82.0 million recorded in the same period of the prior year.

•	Total non-interest expense was $19.6 million, excluding a goodwill impairment charge of $18.9 million, which is unchanged from the second quarter.

For the quarter ended September 30, 2009, AmericanWest Bancorporation (Company) reported a net loss of $28.4 million, or $1.65 per share, as compared to a net loss of $10.5 million, or $0.61 per share, for the second quarter of 2009 and a net loss of $96.9 million, or $5.63 per share, for the third quarter of 2008. Excluding goodwill impairment charges, the net loss was $9.5 million or $0.55 per share for the third quarter 2009 as compared to $14.9 million or $0.87 per share for the third quarter 2008.

For the nine months ended September 30, 2009, the Company reported a net loss of $53.5 million, or $3.11 per share, as compared with a net loss of $134.7 million, or $7.82 per share, for the same period in 2008. Excluding $18.9 million and $109.0 million goodwill impairment charges during the first nine months of 2009 and 2008, respectively, the net losses were $34.6 million ($2.01 per share) and $25.7 million ($1.49 per share).

AWBC – 2009 Q3 Results

October 29, 2009

“Our third quarter results reflect continuing progress on a number of fronts, including a 19 basis point expansion in the net interest margin driven by lower deposit costs, the lowest loan loss provision in two years and an enhanced liquidity position,” remarked Patrick Rusnak, Chief Executive Officer. “Our sights remain firmly fixed on the objective of restoring AmericanWest to sustained profitability and removal of all regulatory restrictions just as quickly as possible.”

Net Interest Margin:

The tax-equivalent net interest margin for the third quarter of 2009 was 3.54%, as compared to 3.35% in the second quarter, and 3.89% for the third quarter of 2008. The 19 basis point increase from the prior quarter is due to the decrease in the cost of funds of 28 basis points, while the yield on earning assets remained unchanged.

The average yield on loans for the third quarter was 5.80%, an increase of 18 basis points from the prior quarter, and a decrease of 54 basis points from the same period in 2008. The loan yield for the third quarter of 2009 was reduced by 61 basis points due to the total impact of non-accrual loans, including both reversed and forgone interest. The average prime rate (the base index for approximately 31% of the Company’s loan portfolio) for the third and second quarters of 2009 was 3.25% as compared to 5.00% for the third quarter of 2008.

The average cost of interest bearing deposits for the third quarter was 1.91%, a decrease of 27 basis points from the second quarter of 2009 and a decrease of 79 basis points from the third quarter of 2008. The cost of borrowed funds, including FHLB advances and junior subordinated debt, was 3.59% for the third quarter of 2009, a decrease of 23 basis points from the second quarter of 2009, and a decrease of 46 basis points from the third quarter of 2008, both due to the mix of borrowings and a decline in variable rates. The average cost of interest bearing liabilities for the third quarter of 2009 was 2.10%, as compared to 2.38% for the second quarter of 2009, and 2.92% for the third quarter of 2008. The Company’s cost of funds inclusive of non-interest bearing deposits was 1.74% for the third quarter of 2009 as compared to 1.98% for the second quarter of 2009, and 2.41% for the same period of 2008.

The tax-equivalent net interest margin for the nine months ended September 30, 2009 was 3.40%, as compared to 4.23% for the similar period of the prior year. The decrease is principally due to a 130 basis point decrease in the yield on interest earning assets, partially offset by a decline in the cost of funds of 71 basis points. The average yield on loans was 5.69% for the first nine months of 2009, a decrease of 112 basis points from the same period of the prior year. The total impact of non-accrual loans, including both reversed and forgone interest, was 73 basis points on the loan yield for the nine months ended September 30, 2009. The cost of interest bearing deposits was 2.20% for the nine months ended September 30, 2009, a decrease of 61 basis points from the similar period of the prior year.

Loans:

Total outstanding loans as of September 30, 2009 were $1.37 billion, as compared to $1.47 billion at June 30, 2009, and $1.62 billion at December 31, 2008. The linked-quarter reduction was principally driven by declines of $46 million in construction and development loans (including $21 million transferred to foreclosed real estate and $2 million in charge-offs), $23 million in commercial and industrial loans (including $1 million in charge-offs), and $21 million in commercial real estate loans (including $5 million transferred to foreclosed real estate and $2 million in charge-offs). Total average loans outstanding for the third quarter of 2009 were $1.44 billion, a decrease of $99 million from the prior quarter end and $324 million from September 30, 2008.

AWBC – 2009 Q3 Results

October 29, 2009

Asset Quality:

Total non-performing assets, net of government guarantees on loans, were 8.87% of total assets at September 30, 2009 as compared to 8.86% of total assets at June 30, 2009, and 5.74% of total assets at December 31, 2008. Non-performing loans, net of government guaranteed amounts, represented 7.30% of total loans at September 30, 2009 as compared to 8.29% of total loans at June 30, 2009 and 5.65% of total loans at December 31, 2008. Non-performing loans reported as of September 30, 2009 reflected cumulative charge-offs of $30.1 million, of which $6.8 million and $26.3 million were recognized during the three and nine months ended September 30, 2009.

“Over the past eight quarters, we have been aggressively addressing the deterioration in our loan portfolio caused by the economy in general, and the residential real estate market in particular, through the timely identification of problem loans, recognition of related losses and commencement of liquidation efforts,” remarked Rusnak. “This disciplined approach is a principal reason why our asset quality metrics, including non-performing and adversely classified assets, are exhibiting clear evidence of stabilization. Our current outlook is for continued asset quality improvement during the fourth quarter of 2009 and into 2010, driven mostly by the liquidation of foreclosed real estate.”

Foreclosed assets at September 30, 2009 totaled $56.3 million and consisted of 41 properties as compared to $35.2 million (30 properties) at June 30, 2009, and $15.8 million (22 properties) as of December 31, 2008. The value of the largest properties being carried at September 30, 2009 were $9.7 million for a residential development project and $8.3 million related to a completed commercial office condominium complex. During the third quarter of 2009, 10 foreclosed properties with an aggregate carrying value of $2.9 million were sold resulting in a pre-tax loss of $85 thousand. In addition, during the third quarter of 2009, $2.0 million of impairment charges were recognized on foreclosed real estate. Foreclosure action has been initiated on substantially all real estate secured non-performing loans, and the Company expects to obtain ownership of approximately $34 million of additional real estate collateral during the fourth quarter of 2009. Further, management expects to complete the sale of approximately $16 million of foreclosed property during the fourth quarter of 2009, without incurring any additional material losses.

At September 30, 2009, the Company had approximately $73 million of loans which were not classified as non-performing but were internally identified as potential problem loans due to management’s concerns about the borrower’s financial condition. This represented approximately 5.3% of total outstanding loans, as compared to 4.7% at June 30, 2009.

The Company recognized a provision for loan losses of $9.0 million or 2.48% of average loans on an annualized basis, for the quarter ended September 30, 2009, as compared to $11.8 million, or 3.07% of average loans on an annualized basis, for the quarter ended June 30, 2009. For the quarter ended September 30, 2008, the Company recognized a provision for loan losses of $27.7 million, or 6.23% of average loans on an annualized basis. For the quarter ended September 30, 2009, net charge-offs were $8.7 million, or 2.40% of average loans annualized, as compared to $19.8 million, or 5.15% of average loans annualized for the quarter ended June 30, 2009 and $22.8 million, or 5.15% of average loans annualized, for the third quarter of 2008.

AWBC – 2009 Q3 Results

October 29, 2009

For the nine months ended September 30, 2009, the Company recognized a provision for loan losses of $34.5 million, or 3.01% of average loans annualized, as compared to $56.9 million and 4.27% for the prior year period.

It is the Company’s general policy to recognize as charge-offs any specific loan impairments for known losses in lieu of carrying such amounts as a loan specific component of the allowance for credit losses. The allowance for credit losses, which is comprised of the allowance for loan losses and reserve for unfunded commitments, was $33.4 million, or 2.44% of total loans at September 30, 2009, an increase of 19 basis points from June 30, 2009 and an increase of 26 basis points from September 30, 2008.

Deposits and Liquidity:

Total average interest bearing deposits for the third quarter of 2009 were $1.24 billion as compared to $1.25 billion in the second quarter of 2009 and $1.26 billion in the third quarter of 2008. Total average non-interest bearing demand deposits for the third quarter of 2009 were $287 million, substantially unchanged from the second quarter, and a decline of $30.1 million, or 9%, from the similar quarter of the prior year. Total average interest bearing demand deposit balances increased $28 million, or 18%, during the quarter and increased $47 million, or 35%, over the last 12 months. The average balance of certificates of deposit decreased $20 million, or 3%, during the third quarter of 2009 and was up $21 million, or 3%, as compared to the third quarter of 2008.

Total deposits as of September 30, 2009 were $1.6 billion, an increase of 2% from June 30, 2009 and a decrease of 1% from December 31, 2008. Total brokered certificates of deposit at September 30, 2009 were $2.5 million, a reduction of $50.0 million from December 31, 2008.

The reduction in loans and the continued stability of the core deposit base has lowered the Company’s reliance on borrowings to fund its liquidity needs over the past year. Total FHLB and other borrowings at September 30, 2009 were $109.2 million, a decrease of $15.9 million from June 30, 2009 and a decrease of $33.8 million from December 31, 2008.

As of September 30, 2009, the Bank had total available secured borrowing capacity of approximately $164.2 million through facilities at the FHLB and the Federal Reserve Bank of San Francisco (Fed) Discount Window program. As of September 30, 2009, the Bank had no borrowings from the Fed Discount Window.

Non-interest Income:

Non-interest income was $4.7 million for the quarter ended September 30, 2009 as compared to $7.0 million for the quarter ended June 30, 2009, and $5.3 million for the same period of the prior year. Fees on mortgage loan sales decreased $2.2 million, or 71%, from the preceding quarter and $142 thousand, or 13%, as compared to the third quarter of 2008. The significant decline in mortgage activity was driven by an increase in mortgage rates and the resulting decline in the volume of production. Fees and service charges on deposits as compared to the prior quarter increased $141 thousand, or 6%, due to increased debit card fees. Fees and service charges on deposits as compared to the same period of the prior year decreased $431 thousand, or 15% due mainly to overdraft fees, which declined $406 thousand. Included in other non-interest income for the third quarter of 2009 was $435 thousand related to a trailing incentive on the sale of a merchant bankcard portfolio in a prior period. Included in other non-interest income for the second quarter of 2009 was a state excise tax refund of $335 thousand related to prior years.

AWBC – 2009 Q3 Results

October 29, 2009

Non-interest income for the nine months ended September 30, 2009 was $17.5 million, as compared to $14.6 million for the similar period of the prior year. Mortgage loan sale income increased $2.8 million due to higher volumes of activity and the market for residential loans during the first half of 2009. Other non-interest income increased $1.4 million due mainly to refunds received related to prior year state excise taxes of $1.3 million, the gain discussed above of $435 thousand on the merchant bankcard portfolio and an increase in net gains recorded on sales of securities of $169 thousand. These were partially offset by income related to the credit card portfolio sold in the prior year, which declined $321 thousand. Fees and service charges on deposits declined $1.3 million as compared to the same period of the prior year due mainly to a decrease in overdraft fees.

Non-interest Expense:

Non-interest expense for the third quarter of 2009 was $38.5 million as compared to $19.6 million for the second quarter of 2009 and $101.3 million for the third quarter of 2008. The third quarter of 2009 and 2008 included goodwill impairment charges of $18.9 million and $82.0 million, respectively, which were based on annual impairment testing results. The goodwill impairment charge during the third quarter of 2009 eliminates the carrying balance of goodwill. Excluding the goodwill impairment charges, non-interest expense for the three months ended September 30, 2009 and 2008 was $19.6 million and $19.3 million, respectively. FDIC assessment expense for the third quarter of 2009 was $1.8 million, an increase of $906 thousand over the second quarter 2009. This increase was mainly due to a reversal of $1.0 million during the second quarter due to an over-accrual in the first quarter. The foreclosed assets expense increased $659 thousand as compared to the second quarter due to charge-downs of carrying values based on updated appraisals. These increases were partially offset by a decline in other non-interest expense of $517 thousand due mainly to lower legal and professional fees.

Non-interest expense, excluding the previously noted goodwill impairment charges, for the nine months ended September 30, 2009 was $59.8 million, an increase of $2.5 million from the prior year. The increase is related to the FDIC assessment expense, which increased $5.4 million due to the special assessment and increased quarterly assessments, and foreclosed assets expense which increased $4.1 million, due mainly to $3.6 million of charge-downs taken during the year. These increases were partially offset by a reduction in salaries and employee benefits of $5.0 million, which is a result of the Company’s ongoing cost savings initiatives.

The efficiency ratio for the quarter ended September 30, 2009 was 86%, as compared to 82% in the prior quarter and 79% for the similar quarter of the prior year.

Income Taxes:

As a result of the Company’s current going concern status since December 31, 2008, all tax benefits from operating losses in 2009 have been deferred and all deferred taxes have been fully reserved, and therefore, the Company has not shown any tax benefit for operating losses in the first nine months of 2009. If the Company is successful in raising additional capital and future operating profitability becomes probable, it is likely the going concern status will be removed and the valuation reserve for deferred tax asset reversed, significantly enhancing the regulatory capital ratios of both the Bank and the Company.

AWBC – 2009 Q3 Results

October 29, 2009

Capital and Regulatory Matters:

At September 30, 2009, total stockholders’ equity was $37.5 million and total tangible shareholders’ equity was $26.2 million, or $1.52 per share. The Company’s tangible equity ratio (tangible equity divided by tangible assets) was 1.50% as of September 30, 2009.

On May 11, 2009, AmericanWest Bank, the wholly-owned operating subsidiary of the Company (Bank), stipulated to entry of an Order to Cease and Desist (Order) by the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions, Division of Banks. Management believes the Bank is in compliance with all but two provisions contained in the Order. First, the Bank did not attain the required Tier 1 leverage capital ratio of 10% within the required 120 day period, which expired on September 8, 2009. The amount of additional capital required to attain the prescribed Tier 1 leverage ratio as of September 30, 2009 was approximately $109 million (please refer to the Consolidated Financial Highlights section of this release for additional information on regulatory capital ratios).

The Company is continuing to explore all available options with respect to restoration of the Bank’s regulatory capital. “We are actively engaging in discussions with prospective investors and are encouraged by recent improvements in the capital markets environment,” Rusnak remarked. “The stabilization of our asset quality, solid core deposit base and fact that we have already completed substantial organizational changes distinguish our bank from many others seeking new capital.”

Second, the ratio of assets classified as substandard or doubtful noted in the most recent report of examination was not reduced to the required level of 75% of capital by September 8, 2009. The respective ratio was 125% as of September 30, 2009. Although the amount of assets so classified has been reduced by $93.9 million since December 31, 2008, the decrease in the Bank’s regulatory capital resulting from operating losses has impeded the Bank’s ability to achieve the requirements of this provision within the specified timeframe.

On September 15, 2009, the Company entered into a Written Agreement with the Federal Reserve Bank of San Francisco. Substantially all of the requirements of the Written Agreement are similar to requirements imposed on the Company and the Bank pursuant to other regulatory orders and agreements, and the Company and the Bank have been operating in a manner consistent with those requirements.

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank which includes Far West Bank in Utah operating as an integrated division of AmericanWest Bank. AmericanWest Bank is a community bank with 58 financial centers located in Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

The press release contains certain non-GAAP measures which management believes provide investors with information useful in understanding the financial performance. Readers of this release are urged to review the non-GAAP financial measures in conjunction with the GAAP results as reported. Management believes tangible stockholders’ equity and the tangible equity ratio are meaningful measures of capital adequacy. Tangible stockholders’ equity is calculated as total stockholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. The tangible equity ratio is calculated as tangible stockholders’ equity divided by tangible assets. The press release also contains non-GAAP measures related to eliminating the effects of goodwill impairment and intangible balances on certain amounts and ratios presented herein. Management believes these measures are meaningful to investors in understanding the financial performance during the periods presented.

AWBC – 2009 Q3 Results

October 29, 2009

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including the Company’s ability to improve its regulatory capital ratios and the Company’s projections regarding asset quality trends and foreclosed assets activity. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

AWBC – 2009 Q3 Results

October 29, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Operations:

	For the three months ended:
	9/30/2009	6/30/2009	9/30/2008
INTEREST INCOME
Interest and fees on loans	$21,056	$21,588	$28,149
Interest on securities	650	691	805
Other interest income	88	62	104

TOTAL INTEREST INCOME	21,794	22,341	29,058

INTEREST EXPENSE
Interest on deposits	5,995	6,809	8,562
Interest on borrowings	1,409	1,620	2,469

TOTAL INTEREST EXPENSE	7,404	8,429	11,031

NET INTEREST INCOME	14,390	13,912	18,027
Loan loss provision	9,000	11,800	27,650

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	5,390	2,112	(9,623)

NON-INTEREST INCOME
Fees and service charges on deposits	2,468	2,327	2,899
Fees on mortgage loan sales, net	921	3,154	1,063
Other	1,289	1,515	1,306

TOTAL NON-INTEREST INCOME	4,678	6,996	5,268

NON-INTEREST EXPENSE
Salaries and employee benefits	8,088	8,863	9,906
FDIC assessment	1,762	856	312
Equipment expense	1,858	1,880	2,035
Impairment of goodwill	18,852	—	82,000
Occupancy expense, net	1,623	1,758	1,822
Amortization of intangible assets	716	716	864
Foreclosed real estate and other foreclosed assets expense	2,427	1,768	73
Impairment of premises and securities	75	52	—
State business and occupation tax	155	320	266
Other	2,905	3,422	4,010

TOTAL NON-INTEREST EXPENSE	38,461	19,635	101,288

LOSS BEFORE PROVISION FOR INCOME TAX	(28,393)	(10,527)	(105,643)

BENEFIT FOR INCOME TAX	—	—	(8,748)

NET LOSS	$(28,393)	$(10,527)	$(96,895)

Basic loss per common share	$(1.65)	$(0.61)	$(5.63)
Diluted loss per common share	$(1.65)	$(0.61)	$(5.63)
Basic weighted average shares outstanding	17,213	17,213	17,213
Diluted weighted average shares outstanding	17,213	17,213	17,213

Ending book value per share	$2.18	$3.80	$8.53
Ending tangible book value per share	$1.52	$2.01	$6.60
Ending shares outstanding	17,213	17,213	17,213

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AWBC – 2009 Q3 Results

October 29, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Operations:

	For the nine months ended:
	9/30/2009	9/30/2008
INTEREST INCOME
Interest and fees on loans	$65,108	$90,717
Interest on securities	2,093	2,494
Other interest income	185	256

TOTAL INTEREST INCOME	67,386	93,467

INTEREST EXPENSE
Interest on deposits	20,361	26,244
Interest on borrowings	4,786	8,391

TOTAL INTEREST EXPENSE	25,147	34,635

NET INTEREST INCOME	42,239	58,832
Loan loss provision	34,480	56,850

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	7,759	1,982

NON-INTEREST INCOME
Fees and service charges on deposits	7,003	8,299
Fees on mortgage loan sales, net	5,999	3,183
Other	4,472	3,111

TOTAL NON-INTEREST INCOME	17,474	14,593

NON-INTEREST EXPENSE
Salaries and employee benefits	25,844	30,838
FDIC assessment	6,093	676
Equipment expense	5,730	6,019
Occupancy expense, net	5,335	5,442
Foreclosed real estate and other foreclosed assets expense	4,482	369
Amortization of intangible assets	2,148	2,612
State business and occupation tax	495	858
Impairment of premises and securities	186	—
Impairment of goodwill	18,852	109,000
Other	9,523	10,498

TOTAL NON-INTEREST EXPENSE	78,688	166,312

LOSS BEFORE PROVISION FOR INCOME TAX	(53,455)	(149,737)

BENEFIT FOR INCOME TAX	—	(15,073)

NET LOSS	$(53,455)	$(134,664)

Basic loss per common share	$(3.11)	$(7.82)
Diluted loss per common share	$(3.11)	$(7.82)
Basic weighted average shares outstanding	17,213	17,210
Diluted weighted average shares outstanding	17,213	17,210

Ending book value per share	$2.18	$8.53
Ending tangible book value per share	$1.52	$6.60
Ending shares outstanding	17,213	17,213

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AWBC – 2009 Q3 Results

October 29, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition:

	9/30/2009	6/30/2009	12/31/2008	9/30/2008
ASSETS
Cash and due from banks	$35,335	$36,195	$40,927	$55,300
Overnight interest bearing deposits with other banks	164,099	75,027	26,058	11,581

Cash and cash equivalents	199,434	111,222	66,985	66,881

Securities, available-for-sale at fair value	52,841	55,540	65,270	66,905

Loans, net of allowance for loan losses	1,336,280	1,439,707	1,577,106	1,685,006

Loans, held for sale	15,335	11,898	12,265	9,255
Accrued interest receivable	7,615	7,337	8,193	10,271
FHLB stock	10,267	10,267	8,286	10,010
Premises and equipment, net	36,956	38,009	41,385	44,578
Foreclosed real estate and other foreclosed assets	56,286	35,240	15,781	7,362
Bank owned life insurance	30,958	30,701	30,193	29,930
Goodwill	—	18,852	18,852	18,852
Intangible assets	11,319	12,035	13,467	14,330
Other assets	6,140	6,810	16,840	27,747

TOTAL ASSETS	$1,763,431	$1,777,618	$1,874,623	$1,991,127

LIABILITIES
Non-interest bearing demand deposits	$291,683	$284,096	$321,552	$325,465
Interest bearing deposits:
NOW, savings accounts and MMDA	593,926	573,997	559,666	577,804
Time, $100,000 and over	216,150	213,778	342,022	390,103
Other time	450,561	449,395	350,293	292,501

TOTAL DEPOSITS	1,552,320	1,521,266	1,573,533	1,585,873

FHLB advances	109,100	122,193	139,668	189,356
Other borrowings	104	2,933	3,294	3,535
Junior subordinated debt	41,239	41,239	41,239	41,239
Accrued interest payable	6,775	5,810	7,677	6,535
Other liabilities	16,354	18,763	19,424	17,830

TOTAL LIABILITIES	1,725,892	1,712,204	1,784,835	1,844,368

STOCKHOLDERS’ EQUITY
Preferred stock, no par	—	—	—	—
Common stock, no par	253,426	253,411	253,450	253,460
Accumulated deficit	(217,219)	(188,826)	(163,764)	(106,068)
Accumulated other comprehensive income (loss), net of tax	1,332	829	102	(633)

TOTAL STOCKHOLDERS’ EQUITY	37,539	65,414	89,788	146,759

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,763,431	$1,777,618	$1,874,623	$1,991,127

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AWBC – 2009 Q3 Results

October 29, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	GAAP 9/30/2009	Non-GAAP (1) 9/30/2009	6/30/2009	GAAP 9/30/2008	Non-GAAP (1) 9/30/2008
Quarterly Financial Ratios, annualized:
Return on average assets	-6.35%	-2.13%	-2.34%	-18.48%	-2.84%
Return on average equity	-175.40%	-58.94%	-59.45%	-159.24%	-24.48%
Return on tangible average equity	-332.28%	-111.66%	-106.11%	-302.72%	-46.54%
Efficiency ratio (2)	86.35%		82.03%	78.78%
Non-interest income to average assets	1.05%		1.55%	1.00%
Non-interest expenses to average assets	8.60%		4.41%	19.32%
Net interest margin to average earning assets (3)	3.54%		3.35%	3.89%

	Nine Months Ended
	GAAP 9/30/2009	Non-GAAP (1) 9/30/2009	GAAP 9/30/2008	Non-GAAP (1) 9/30/2008
Year to Date Financial Ratios, annualized:
Return on average assets	-3.95%	-2.55%	-8.54%	-1.63%
Return on average equity	-95.98%	-62.13%	-69.19%	-13.19%
Return on tangible average equity	-165.07%	-106.86%	-133.62%	-25.47%
Efficiency ratio	89.10%		74.00%
Non-interest income to average assets	1.29%		0.93%
Non-interest expenses to average assets	5.81%		10.55%
Net interest margin to average earning assets (3)	3.40%		4.23%

(1) Excludes goodwill impairment.
(2) Excludes intangible amortization and foreclosed assets expenses.
(3) Presented on a tax equivalent basis for tax exempt securities.

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AWBC – 2009 Q3 Results

October 29, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	9/30/2009	6/30/2009	12/31/2008	9/30/2008
Loan Portfolio:
Commercial real estate	$620,169	$641,274	$630,540	$629,536
Construction, land development and other land	229,420	275,528	388,381	431,817
Commercial and industrial	147,548	170,997	215,776	267,245
Residential real estate	189,651	196,039	200,047	192,809
Agricultural	163,895	165,501	160,944	169,154
Installment and other	20,402	24,997	28,777	33,816

Total loans	1,371,085	1,474,336	1,624,465	1,724,377
Allowance for loan losses	(32,991)	(32,690)	(44,722)	(36,573)
Deferred loan fees, net of deferred costs	(1,814)	(1,939)	(2,637)	(2,798)

Net loans	$1,336,280	$1,439,707	$1,577,106	$1,685,006

Non-performing Assets:
Accruing loans over 90 days past due (1)	$0	$0	$0	$0
Non-accrual loans (1)	100,068	122,246	91,744	81,383

Total non-performing loans	$100,068	$122,246	$91,744	$81,383
Foreclosed real estate and other foreclosed assets	56,286	35,240	15,781	7,362

Total non-performing assets	$156,354	$157,486	$107,525	$88,745

Restructured loans (2)	$—	$2,938	$260	260

Allowance for Credit Losses:
Allowance for loan losses	$32,991	$32,690	$44,722	$36,573
Reserve for unfunded commitments	402	470	660	968

Allowance for credit losses	$33,393	$33,160	$45,382	$37,541

Credit Quality Ratios:
Non-performing loans to total gross loans (1)	7.30%	8.29%	5.65%	4.72%
Non-performing assets to total assets (1)	8.87%	8.86%	5.74%	4.46%
Allowance for loan loss to total gross loans	2.41%	2.22%	2.75%	2.12%
Allowance for credit losses to total gross loans	2.44%	2.25%	2.79%	2.18%
Allowance for credit losses to non-performing loans (1)	33.37%	27.13%	49.47%	46.13%

(1)	Amounts and ratios shown net of government guarantees on non-performing loans of $1.4 million, $1.7 million, $1.6 million, and $1.2 million, respectively.
(2)	Represents accruing restructured loans performing according to their restructured terms.

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AWBC – 2009 Q3 Results

October 29, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2009	6/30/2009	9/30/2008	9/30/2009	9/30/2008
Allowance for Loan Losses:
Balance, beginning of period	$32,690	$40,675	$31,768	$44,722	$25,258
Loan loss provision	9,000	11,800	27,650	34,480	56,850
Loans charged-off	(9,182)	(20,229)	(23,036)	(47,354)	(46,325)
Recoveries	483	444	191	1,143	790

Balance, end of period	$32,991	$32,690	$36,573	$32,991	$36,573

Reserve for Unfunded Commitments:
Balance, beginning of period	$470	$660	$1,172	$660	$1,374
Provision for unfunded commitments	(68)	(190)	(204)	(258)	(406)

Balance, end of period	$402	$470	$968	$402	$968

Net charge-offs to average gross loans (1)	2.40%	5.15%	5.15%	4.04%	3.42%
Provision for loan losses to average gross loans (1)	2.48%	3.07%	6.23%	3.01%	4.27%

(1)	Ratios are annualized.

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AWBC – 2009 Q3 Results

October 29, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Quarter to Date Net Interest Margin:	Three Months Ended
	September 30, 2009			June 30, 2009			September 30, 2008
	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,440,940	$21,056	5.80%	$1,540,177	$21,588	5.62%	$1,765,229	$28,149	6.34%
Taxable securities	40,745	509	4.96%	39,960	507	5.09%	48,739	608	4.96%
Non-taxable securities (2)	13,755	213	6.14%	18,279	277	6.08%	19,728	298	6.01%
FHLB Stock	10,267	—	0.00%	10,267	—	0.00%	9,671	35	1.44%
Overnight deposits with other banks and other	113,394	88	0.31%	69,634	62	0.36%	9,896	69	2.77%

Total interest earning assets	1,619,101	21,866	5.36%	1,678,317	22,434	5.36%	1,853,263	29,159	6.26%

Non-interest earning assets	156,225			126,367			232,148

Total assets	$1,775,326			$1,804,684			$2,085,411

Liabilities
Interest bearing demand deposits	$181,837	$203	0.44%	$153,608	$156	0.41%	$134,861	$175	0.52%
Savings and MMDA deposits	392,484	1,262	1.28%	408,872	1,444	1.42%	478,295	2,331	1.94%
Time deposits	667,880	4,530	2.69%	687,698	5,209	3.04%	646,773	6,056	3.73%

Total interest bearing deposits	1,242,201	5,995	1.91%	1,250,178	6,809	2.18%	1,259,929	8,562	2.70%

Overnight borrowings	46,126	96	0.83%	45,219	108	0.96%	76,570	508	2.64%
Junior subordinated debt	41,239	633	6.09%	41,239	643	6.25%	41,239	670	6.46%
Other borrowings	68,530	680	3.94%	83,825	869	4.16%	124,706	1,291	4.12%

Total interest bearing liabilities	1,398,096	7,404	2.10%	1,420,461	8,429	2.38%	1,502,444	11,031	2.92%

Non-interest bearing demand deposits	287,000			285,888			317,098
Other non-interest bearing liabilities	26,008			27,311			23,803

Total liabilities	1,711,104			1,733,660			1,843,345
Stockholders’ Equity	64,222			71,024			242,066

Total liabilities and stockholders’ equity	$1,775,326			$1,804,684			$2,085,411

Net interest income and spread		$14,462	3.26%		$14,005	2.98%		$18,128	3.34%

Net interest margin to average earning assets			3.54%			3.35%			3.89%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.
(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2009 Q3 Results

October 29, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Year to Date Net Interest Margin:	Nine Months Ended
	September 30, 2009			September 30, 2008
	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,531,133	$65,108	5.69%	$1,778,661	$90,717	6.81%
Taxable securities	42,080	1,577	5.01%	51,045	1,910	5.00%
Non-taxable securities (2)	17,027	781	6.13%	19,389	884	6.09%
FHLB Stock	10,042	—	0.00%	9,525	97	1.36%
Overnight deposits with other banks and other	71,670	185	0.35%	6,730	159	3.16%

Total interest earning assets	1,671,952	67,651	5.41%	1,865,350	93,767	6.71%

Non-interest earning assets	139,205			241,075

Total assets	$1,811,157			$2,106,425

Liabilities
Interest bearing demand deposits	$155,670	$491	0.42%	$136,977	$547	0.53%
Savings and MMDA deposits	409,099	4,474	1.46%	518,336	7,793	2.01%
Time deposits	673,329	15,396	3.06%	590,836	17,904	4.05%

Total interest bearing deposits	1,238,098	20,361	2.20%	1,246,149	26,244	2.81%

Overnight borrowings	61,686	418	0.91%	64,109	1,521	3.17%
Junior subordinated debt	41,239	1,916	6.21%	41,239	2,061	6.68%
Other borrowings	79,955	2,452	4.10%	148,704	4,809	4.32%

Total interest bearing liabilities	1,420,978	25,147	2.37%	1,500,201	34,635	3.08%

Non-interest bearing demand deposits	289,548			322,603
Other non-interest bearing liabilities	26,166			23,648

Total liabilities	1,736,692			1,846,452
Stockholders’ Equity	74,465			259,973

Total liabilities and stockholders’ equity	$1,811,157			$2,106,425

Net interest income and spread		$42,504	3.04%		$59,132	3.63%

Net interest margin to average earning assets			3.40%			4.23%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.
(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2009 Q3 Results

October 29, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Capital Ratios:	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2009:
Total capital to risk weighted assets:
Company	$84,227	5.49%	$122,642	8.00%	N/A	N/A
Bank	87,382	5.71%	122,512	8.00%	$153,140	10.00%

Tier I capital to risk weighted assets:
Company	36,957	2.41%	61,321	4.00%	N/A	N/A
Bank	68,064	4.44%	61,256	4.00%	91,884	6.00%

Leverage capital, Tier I capital to average assets:
Company	36,957	2.10%	70,560	4.00%	N/A	N/A
Bank	68,064	3.86%	70,497	4.00%	88,121	5.00%

The amounts and corresponding ratios set forth in the table above for both “adequately capitalized” and “well capitalized” information are based upon Federal banking regulations. As a result of the Bank being subject to the Order discussed above, it will not be immediately considered “well capitalized” by the FDIC upon attaining the corresponding ratios shown in the table.

Contacts:

AmericanWest Bancorporation

Patrick J. Rusnak

President and CEO

509.232.1963

prusnak@awbank.net

or

Kelly McPhee

Communications Manager

509.232.1968

kmcphee@awbank.net

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